Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-63243) on Form S-3 of our reports dated March 9, 2005, relating to the consolidated financial statements of Avista Corporation and subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph for certain changes in accounting and presentation resulting from the impact of recently adopted accounting standards), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Avista Corporation for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-63243).

/s/ Deloitte & Touche LLP

Seattle, Washington
June 3, 2005